EXHIBIT 1

DATED:29 August 2019

AL SHAMS INVESTMENTS LIMITED

and

SPARTAN INVESTMENT MANAGEMENT LIMITED

ADVISORY AGREEMENT

in relation to shares held in Braemar Hotels & Resorts Inc.

TABLE OF CONTENTS
1. DEFINITIONS AND INTERPRETATION
2. APPOINTMENT
3. FEES AND EXPENSES
4. NON EXCLUSIVITY
5. CONFIDENTIAL INFORMATION
6. TERMINATION
7. INDEMNITY
8. FORCE MAJEURE
9. ASSIGNMENT
10. ENTIRE AGREEMENT
11. SEVERABILITY
12. REMEDIES
13. NOTICES
14. COUNTERPARTS
15. GOVERNING LAW
16. JURISDICTION

i

THIS AGREEMENT is made the 29th day of August 2019.
BETWEEN:
(1)	AL SHAMS INVESTMENTS LIMITED (registered in Guernsey with number 47666) whose registered office is at Roseneath, The Grange, St Peter Port, Guernsey GY1 2QJ (the "Company"); and
(2)	SPARTAN INVESTMENT MANAGEMENT LIMITED (registered in Guernsey with number 64768) whose registered office is at Sarnia House, Le Truchot, St Peter Port, Guernsey GY1 1GR (the "Advisor").
IT IS HEREBY AGREED as follows:-

1. DEFINITIONS AND INTERPRETATION
1.1	In this Agreement the following words and expressions have the following meanings, unless the context otherwise requires:

"Advisory Fee"	has the meaning given to it in clause 3.1;
"Agreement"	means this document as the same may be amended and/or restated from time to time;
"Confidential Information"
means information in any form concerning the business, properties, accounts, finances, future business strategy, tenders, price sensitive information, employees, intellectual property and trade secrets and any other plans and strategy of the Company;

"Investment Company"	means Braemar Hotels & Resorts Inc., a real estate investment trust company incorporated in the United States;
"Services"	has the meaning given to it in clause 2.2; and
"Shares"	the common stock and preferred stock in the capital of the Investment Company.

1.2	All references in this Agreement to any laws and regulations shall be to such laws and regulations as modified, amended, restated or replaced from time to time.
1.3
Words denoting the singular include the plural and vice versa; words denoting any gender include all genders; and words denoting persons include corporations, partnerships, other unincorporated bodies and all other legal entities and vice a versa.

1.4	Unless otherwise stated, a reference to a clause, party or a schedule is a reference to respectively a clause in or a party or schedule to this Agreement.
1.5	The clause headings are inserted for ease of reference only and do not affect the construction of this Agreement.

2. APPOINTMENT
2.1
The Company has appointed the Advisor, and the Advisor has accepted appointment, as the advisor to the Company and in connection with the implementation of the functions, duties, rights and powers of the Company set forth in this Agreement.

2.2
For the period and on the terms and conditions set forth in this Agreement, the Advisor shall provide assistance and advice to the Company in relation to (a) any communications between the Company and the Investment Company; (b) the acquisition, monitoring, management, repositioning, (re)financing and/or realisation of Shares held by the Company; (c) any other dealings in connection with any Shares held by the Company; and (d) such other matters as may be agreed between the parties hereto from time to time (the "Services").

3. FEES AND EXPENSES
3.1	In consideration of and as compensation for the Services provided by the Advisor in accordance with this Agreement, the Company shall pay the Advisor a fee of £10,000 per annum (the "Advisory Fee").
3.2
The Advisory Fee shall commence and accrue on a daily basis from the date of this Agreement and shall be payable quarterly in arrears at the end of the quarter to which such Advisory Fee relates, or on such other date and at such other intervals as may be agreed between the parties hereto.

3.3
The Company shall reimburse the Advisor for reasonable expenses incurred directly in connection with the Services provided pursuant to this Agreement.  Any such expenses are payable quarterly in arrears at the end of the quarter to which such expenses relate, or on such other date and at such other intervals as may be agreed between the parties hereto.

3.4
Notwithstanding the foregoing, the Advisor shall at its own expense provide or procure the provision of such office accommodation, staffing and other facilities as may be required to enable it to perform the Services.

3.5	The Advisor is entitled to retain any fees it may receive directly from the Investment Company in connection with the provision of the Services.

4. NON EXCLUSIVITY
4.1
Nothing in this Agreement shall limit or restrict the right of the Advisor to engage in any other business or to render services of any kind to any other corporation, firm, individual or association and to retain for its own use and benefit fees or other moneys payable thereby.

4.2
The Advisor is not required to disclose to the Company any fact or thing which comes to the notice of the Advisor or any servant or agent of the Advisor in the course of the Advisor rendering similar services to others independent of the Company in the course of its business for such others in any other capacity or in any manner.

4.3
The Advisor and its associates may buy, hold, deal and make a market in any Shares upon their own account and no such person will be liable to account to the Company or holders of Shares or any other person for any benefit or profits deriving there from or attributable thereto.

5. CONFIDENTIAL INFORMATION
The Advisor undertakes that it will not, and will procure that each person or entity under its control will not, disclose to any other person or use any Confidential Information which is not in the public domain.
6. TERMINATION
This Agreement shall remain in full force and effect until terminated and may be terminated immediately by any party hereto upon written notice to the other parties hereto.
7. INDEMNITY
7.1
Neither the Advisor, nor any of its employees, officers or agents shall be liable to the Company under the terms of this Agreement, except for acts or omissions of the Advisor, or its employees, officers or agents, which constitute (i) fraud, (ii) negligence or (iii) wilful default of any provision set forth in this Agreement.

7.2
The Company will indemnify and hold harmless the Advisor and its employees, officers and agents against all claims and demands, including costs and expenses arising, which may be made against the Advisor and its employees, officers and agents in respect of any loss or damage sustained or suffered or alleged to have been sustained or suffered by any third party, otherwise than by reason of the fraud, negligence or wilful default of the Advisor or any of its employees, officers or agents, provided always that the Advisor will not compromise, settle or pay such claims and demands, including costs and expenses arising, without the prior written consent of the Company.

7.3
The Advisor will not be required to take any legal action on behalf of the Company unless fully indemnified to its reasonable satisfaction for costs and liabilities. If the Company requires the Advisor, in any capacity, to take any action, which in the Advisor's opinion might make it and its employees, officers and agents or nominees liable for the payment of money or liable in any other way, the Advisor will be kept indemnified in any reasonable amount and form satisfactory to it as a pre-requisite to taking such action.

8. FORCE MAJEURE
Neither party is to be liable to the other for failure to perform any obligation under this Agreement to the extent that the failure is caused by any factor beyond the reasonable control of the parties.
9. ASSIGNMENT
Neither party shall assign all or any part of this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.
10. ENTIRE AGREEMENT
This Agreement constitutes the entire agreement between the parties and supersedes all other agreements or arrangements, whether written or oral, express or implied, between the parties or any of them. No variations of this Agreement are effective unless made in writing signed by both parties or their authorised agents.
11. SEVERABILITY
If any term or provision hereof, or the application thereof to any person or circumstance, shall to any extent be contrary to any applicable exchange or government regulation or otherwise found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is contrary, invalid, or unenforceable shall not be affected thereby and shall remain in full force and effect and, to the extent consistent with the overall intent hereof as evidenced by this Agreement taken as a whole, shall be enforced to the fullest extent permitted by applicable regulation and law.
12. REMEDIES
No failure on the part of either party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.  The failure of a party to insist upon strict adherence to any provision of this Agreement shall not constitute a waiver or thereafter deprive such party of the right to insist upon strict adherence.

13. NOTICES
13.1
Any notice or other document to be given under this Agreement shall be in writing and shall be deemed duly given if sent by courier or by means of telecommunication in permanent written form to the respective registered offices or principal places of business for the time being of the parties or such other place notified in writing and shall be deemed to have been received when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours or, in the case of the service of a notice by courier, on the date of delivery confirmed by the courier company.

13.2
In proving the giving of a notice pursuant to clause 13.1 by means of telecommunications in permanent written form it shall be sufficient to prove that such notice was properly addressed and despatched.

14. COUNTERPARTS
This Agreement may be executed in any number of counterparts, but will not take effect until each party has executed at least one counterpart. Each counterpart will constitute an original, but all the counterparts together will constitute a single agreement.
15. GOVERNING LAW
This Agreement is to be governed by and construed in accordance with the laws of the island of Guernsey.
16. JURISDICTION
The courts of Guernsey are to have exclusive jurisdiction to settle any dispute in connection with this Agreement.

IN WITNESS WHEREOF the Parties have executed this Agreement the day and year first above written.
SIGNED

/s/ Mark Crockwell
/s/ Heather Gray
Authorised Signatory
For and on behalf of
AL SHAMS INVESTMENTS LIMITED

/s/ Shaun Robert
Director
For and on behalf of
SPARTAN INVESTMENT MANAGEMENT LIMITED